SECOND AMENDMENT TO

ADMINISTRATIVE SERVICES AGREEMENT

American Fidelity Assurance Company (“you” or the “Insurer”) and American Fidelity Securities, Inc. (“AFS”) have entered into a Administrative Services Agreement, dated as of May 1, 1999 with Merrill Lynch Asset Management, L.P. (“MLAM”), as amended February 28, 2005 (the “Agreement”), regarding the provision of certain administrative services for the Merrill Lynch Variable Series Funds, Inc. (the “Fund”).

The parties to the Agreement hereby agree that effective as of May 1, 2007, the Agreement is hereby amended as follows:

1.	MLAM/MLIM

References to “Merrill Lynch Asset Management, L.P.”, “Merrill Lynch Asset Management, L.P.”, “MLAM”, and “MLIM” are hereby changed to “BlackRock Advisors, LLC.”

2.	Fund

References to “Merrill Lynch Variable Series Funds, Inc.” are hereby changed to “BlackRock Variable Series Funds, Inc.,” and “Fund” shall mean “BlackRock Variable Series Funds, Inc.”

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Second Amendment to Administrative Services Agreement as of the date written above.

American Fidelity Assurance Company	BlackRock Advisors, LLC
By: David R. Carpenter	By: Anne Ackerley
Signature: /s/ David R. Carpenter	Signature: /s/ Anne Ackerley
Title: Executive Vice President	Title: Managing Director

American Fidelity Securities, Inc.
By: David R. Carpenter
Signature: /s/ David R. Carpenter
Title: President

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